================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): August 8, 1997


                                 WORLDCOM, INC.
             (Exact Name of Registrant as Specified in its Charter)


           Georgia                  0-11258                   58-1521612
       (State or Other         (Commission File            (I.R.S. Employer
       Jurisdiction of              Number)              Identification Number)
       Incorporation)


                             515 East Amite Street
                        Jackson, Mississippi 39201-2702
                    (Address of Principal Executive Office)


Registrant's telephone number, including area code: (601) 360-8600


================================================================================

ITEM 5. OTHER EVENTS.

         On August 8, 1997 WorldCom, Inc. (the "Company") announced that it has exercised its option to accept all MFS Communications Company, Inc. ("MFS") notes validly tendered as of 5:00 p.m., New York city time, August 8, 1997 in its on-going Exchange Offers and Consent Solicitations. The Company also announced that it has received requisite consents from holders of notes of its MFS subsidiary to allow the Company to accept tenders prior to the expiration of the Exchange Offers and Consent Solicitations and thereby effect certain amendments to the respective indentures governing the notes. The expiration time of the Exchange Offers and Consent Solicitations is 5:00 p.m., New York city time, on August 19, 1997.

         Additionally, the Company announced that as of 5:00 p.m., New York city time, August 8, 1997, it had received valid tenders and consents from holders of approximately $680.9 million of principal amount at stated maturity, as of the date of their original issuance, of 9-3/8% Senior Discount Notes due January 15, 2004 of MFS (or approximately 86% of total outstanding), and from holders of approximately $690.1 million of principal amount at stated maturity, as of the date of their original issuance, of 8-7/8% Senior Discount Notes due January 15, 2006 of MFS (or approximately 76% of total outstanding).

         On August 8, 1997, the Company issued a press release relating to the initial acceptance in Exchange Offers and Consent Solicitations. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 7 (c) EXHIBITS.

          The following exhibits are filed herewith in accordance with Item 601 of Regulation S-K:

      Exhibit No.             Description
      -----------             -----------
         99.1                 Press release dated August 8, 1997 announcing the
                              initial acceptance in Exchange Offers and Consent Solicitations

                                   SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         WORLDCOM, INC.



                                         By: /s/ Scott D. Sullivan
                                            --------------------------------
                                             Scott D. Sullivan
                                             Chief Financial Officer

 August 11, 1997

                                 EXHIBIT INDEX

Exhibit No.               Description of Exhibit
-----------               ----------------------

   99.1 Press release dated August 8, 1997 announcing the initial acceptance in Exchange Offers and Consent Solicitations